EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

         EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT, made as of February 13, 2004, between Pioneer Investment Management, Inc., a Delaware Corporation ("PIM"), and Pioneer Series Trust I, a Delaware Statutory Trust (the "Trust"), on behalf of its series, Pioneer Oak Ridge Large Cap Growth Fund (the "Fund").

         WHEREAS, the Trust is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management company.

         WHEREAS, the Trust and PIM have entered into an Advisory Agreement, dated as of February 13, 2004 (the "Advisory Agreement"), pursuant to which PIM provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund.

         WHEREAS, PIM and the Trust wish to limit the expenses of the Fund until February 13, 2005.

         NOW THEREFORE the parties agree as follows:

         SECTION 1. PIM agrees, until February 13, 2005, to limit the Fund's expenses (the "Expense Limitation") by waiving fees payable to PIM and/or reimbursing the Fund for the Fund's ordinary operating expenses so that the total expenses of the Fund (excluding organizational and offering costs, interest expenses, the cost of defending or prosecuting any claim or litigation to which the Fund is a party, together with any amount in judgment or settlement, indemnification expenses or taxes incurred due to the failure of the Fund to qualify as a regulated investment company under the Internal Revenue Code of 1986, as amended, or any other non-recurring or non-operating expenses) do not exceed 1.50% per annum of average daily net assets attributable to Class A shares. PIM also agrees to reduce the portion the Fund's expenses attributable to Class B and Class C shares by the same number of basis points such expenses are reduced for Class A shares.

         SECTION 2. PIM may terminate or modify the Expense Limitation only in accordance with this Agreement. PIM agrees that the Expense Limitation shall not be modified or terminated prior to February 13, 2005 unless the Advisory Agreement is terminated prior to that date, in which case this Agreement shall terminate concurrently with the termination of the Advisory Agreement. For the period from February 13, 2005 until the effective date of the Trust's post-effective amendment to its Registration Statement on Form N-1A to incorporate the Fund's financial statements for the fiscal year ended November 30, 2004, PIM shall be entitled to modify or terminate the Expense Limitation provided that prior to the effectiveness of such termination the Fund's prospectuses are amended or stickered to reflect the elimination of such Expense Limitation. PIM shall be entitled to modify or terminate the Expense Limitation for the remaining portion of the fiscal year ending November 30, 2005 or with respect to any subsequent fiscal year if, but only if, PIM elects to modify or terminate the Expense Limitation with respect to such fiscal year (or portion thereof) and such election is made prior to the effective date of the Trust's post-effective amendment to its Registration Statement on Form N-1A to incorporate the Fund's financial statements; provided that this Agreement shall remain in effect at all times until the Fund's then current prospectus is amended or supplemented to reflect the termination or modification of this

         SECTION 3. PIM shall keep a record of the amount of expenses that it waived or reimbursed pursuant to Section 1 hereof ("Prior Expenses"). If at any future date the total expenses of the Fund are less than the Expense Limitation (such excess amount, the "Excess Amount"), PIM shall be entitled to be reimbursed for all or a portion of such Prior Expenses to the extent possible and solely payable from the Excess Amount. If the expenses subsequently exceed the Expense Limitation, the reimbursement of Prior Expenses shall be suspended and, if subsequent reimbursement of Prior Expenses shall be resumed to the extent that expenses do not exceed the Expense Limitation (unless previously terminated by PIM), the Expense Limitation shall be applied. Notwithstanding anything in this Section 3 to the contrary, the Fund shall not reimburse PIM for any Prior Expense pursuant to this Section 3 more than three (3) years after the expense was incurred.

         SECTION 4. It is not intended by PIM or the Fund that the reimbursement of Prior Expenses in Section 3 shall be an obligation of the Fund (a) unless and until the total expenses of the Fund are less than the Expense Limitation and then only to the extent of the Excess Amount and (b) unless such Prior Expense was incurred less than three (3) years prior to the reimbursement. PIM understands that total expenses of the Fund may never be reduced below the applicable Expense Limitation and there is no assurance that the Prior Expenses shall be reimbursed. In addition, the Fund shall have the right to terminate this Agreement, including its obligation to reimburse Prior Expenses, at any time upon notice to PIM. This Agreement automatically terminates without obligation by the Fund upon termination of the Advisory Agreement.

         SECTION 5. This Agreement shall be governed by the laws of the State of Delaware.

         SECTION 6. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Trust's Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

         Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fees payable to PIM and the computations of average daily net assets, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

         In witness whereof, the parties hereto have caused this Agreement to be signed as of the 13th day of February, 2004.





PIONEER OAK RIDGE                           PIONEER INVESTMENT
LARGE CAP GROWTH FUND                       MANAGEMENT, INC.


BY:/s/ Osbert M. Hood                       BY:/s/ Osbert M. Hood
         Osbert M. Hood                            Osbert M. Hood
         Executive Vice President                  President